Exhibit 5.1

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN • 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001

WWW.JONESDAY.COM

April 10, 2013

Sanofi

54 rue La Boétie

75008 Paris, France

Re: $1,500,000,000 Aggregate Principal Amount of 1.250% Notes due April 10, 2018 issued by Sanofi

Ladies and Gentlemen:

We are acting as special French counsel for Sanofi, a French société anonyme (the “Company”), in connection with the issuance and sale of $1,500,000,000 aggregate principal amount of the Company’s 1.250% Notes due April 10, 2018 (the “Notes”) pursuant to the Underwriting Agreement dated April 3, 2013 (the “Underwriting Agreement”), by and among the Company and Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Underwriters listed in Schedule 1 to the Underwriting Agreement (collectively, the “Underwriters).  The Notes are being issued in accordance with the decision of the directeur général (chief executive officer) dated April 3, 2013, and pursuant to the indenture (the “Indenture”), dated as of April 10, 2013, by and between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) and the Officer’s Certificate dated April 10, 2013, establishing the form and terms of the Notes pursuant to Section 301 of the Indenture.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, subject to the further limitations, qualifications and assumptions set forth herein, and taking into account the provisions of French law which we consider applicable, we are of the opinion that the Notes are duly authorized.

In our examination of the foregoing documents, we have assumed, with your consent, the authenticity of the signatures on the documents submitted to us as original copies, and the conformity of all copies of documents with the originals thereof.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of the officers and other representatives of the Company and others.

We are members of the Paris bar and this opinion is limited to the laws of the French Republic.

This opinion is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication.

BUREAUX : AL-KHOBAR • AMSTERDAM • ATLANTA • BOSTON • BRUXELLES • CHICAGO • CLEVELAND • COLUMBUS • DALLAS
DJEDDAH • DUBAÏ • DÜSSELDORF • FRANCFORT • HONG KONG • HOUSTON • IRVINE • LONDRES • LOS ANGELES
MADRID • MEXICO • MILAN • MOSCOU • MUNICH • NEW YORK • PARIS • PÉKIN • PITTSBURGH • RIYAD • SAN DIEGO
SAN FRANCISCO • SÃO PAULO • SHANGHAÏ • SILICON VALLEY • SINGAPOUR • SYDNEY • TAÏPEI • TOKYO • WASHINGTON

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form 6-K dated the date hereof and incorporated by reference into the Registration Statement on Form F-3 (Reg. No. 333-187156), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Securities Act”) and to the reference to Jones Day under the caption “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the French Republic.

Very truly yours,

/s/ Jones Day